Exhibit 2.3
AMENDMENT TO
ASSET PURCHASE AGREEMENT
     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of October 29, 2010 by and between ST. DAVID’S HEALTHCARE PARTNERSHIP, L.P., LLP, a Texas limited liability limited partnership (“St. David’s”), and HEART HOSPITAL IV, L.P., a Texas limited partnership (“MedCath Party”).
RECITALS:
     WHEREAS, St. David’s and MedCath Party, are parties to that certain Asset Purchase Agreement, dated as of February 16, 2010, as amended (as amended, the “Purchase Agreement”);
     WHEREAS, Section 13.17 of the Purchase Agreement provides that the Purchase Agreement may be amended only by a written instrument signed by all parties to the Purchase Agreement; and
     WHEREAS, St. David’s and MedCath Party desire to amend the Purchase Agreement in accordance with Section 13.17 therein.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
     2. Article 1. Article 1 of the Purchase Agreement is hereby amended by adding the following defined terms:
     “Fundamental Representations” has the meaning set forth in Section 12.3(b)
     “Indemnification Provisions” has the meaning set forth in Section 12.10(a).
     3. Section 5.14. The third sentence of Section 5.14 is hereby deleted and replaced with the following sentence:
     “All of such policies are now and will be until the Closing in full force and effect with no premium arrearages. All of such policies are maintained on an occurrence basis (with the exception of the Hospital’s professional liability insurance, pollution liability insurance, employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance, all of which are on a claims made basis, and crime liability insurance which is on a discovery basis).”
     4. Section 10.3(c). Section 10.3(c) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     (i) Any applicable employee of MedCath Party and its Affiliates identified as a current or former participant (and any eligible dependent thereof) who is eligible to receive continuation coverage (within the meaning of Code Section 4980B and Part 6 of Subtitle B of Title 1 of ERISA, “Continuation Coverage”) will remain covered through MedCath Party’s COBRA provider.
     (ii) MedCath Party and its Affiliates shall offer Continuation Coverage effective as of the Closing for health (which includes vision) and dental to all MedCath Party Continuing Employees (and all eligible dependents thereof). St. David’s shall pay to MedCath Party, on behalf of the Continuing MedCath Party Employees who elect Continuation Coverage (the “Electing Employees”), one hundred percent of the premiums (the “Premiums”) for such Continuation Coverage for the months of November 2010 and December 2010 (the “COBRA Transition Period”). The amount of the Premiums shall be determined in accordance with applicable Law except the permissible 2% COBRA administrative fee shall be excluded. Additionally, St. David’s shall pay to MedCath Party (a) an amount equal to the benefits paid by MedCath Party for Continuation Coverage claims incurred by the Electing Employees during the COBRA Transition Period in excess of the aggregate amount of (x) Premiums paid by St. David’s on behalf of the Electing Employees for the COBRA Transition Period and (y) stop-loss reimbursements received by MedCath Party in respect of such paid claims, (b) the stop-loss indemnity premiums (not to exceed $13,500 per month) paid by MedCath Party during the COBRA Transition Period with respect to Continuation Coverage for the Electing Employees and (c) an administrative fee in the amount of Ten Thousand Dollars ($10,000) per month for the months of November 2010 through and including the month of June 2011. The stop-loss indemnity premiums shall not be taken into consideration in the determination of the Premiums. The stop-loss indemnity coverage to be maintained by MedCath Party is described in Schedule 1 hereto.
     (iii) MedCath Party shall deliver to St. David’s an invoice for the monthly administrative fee and the aggregate amount of Premiums payable in respect of the Electing Employees for the month of November 2010 after MedCath Party has determined the number of MedCath Party Continuing Employees who have elected to become Electing Employees. St. David’s shall pay such invoice within five (5) days after receipt of same. In addition, MedCath Party shall deliver to St. David’s an invoice for the monthly administrative fee and the aggregate amount of Premiums payable in respect of the Electing

Employees for the month of December 2010 on December 1, 2010. St. David’s shall pay such invoice within five (5) days after receipt of same. MedCath Party shall deliver to St. David’s an invoice for its administrative fee for the months of January 2011 through June 2011 on the first day of each month and St. David’s shall pay such invoice within five (5) days after receipt of same.
     (iv) On or before the end of each calendar month from and after the Closing Date commencing in December 2010 through and including June 2011 MedCath Party shall provide St. David’s with a schedule of all benefits paid by MedCath Party during the immediately preceding month for claims incurred by the Electing Employees during the COBRA Transition Period. Concurrently therewith, MedCath Party shall deliver to St. David’s an invoice reflecting the amount, if any, by which the aggregate amount of benefits paid by MedCath Party for claims incurred by the Electing Employees during the COBRA Transition Period exceeds the aggregate amount of (a) the Premiums paid by St. David’s on behalf of the Electing Employees and (b) stop-loss reimbursements received by MedCath Party in respect of such paid claims. Except as provided below, St. David’s shall pay MedCath Party the amount reflected on such invoice on or before the fifth (5th) day after such invoice is received by St. David’s. If St. David’s disputes any amounts reflected on such invoice, St. David’s shall pay the undisputed amount to MedCath Party, and the disputed amount shall be resolved as provided in Section 10.3(c)(v) hereof. In the event that the aggregate amount of (c) the Premiums paid by St. David’s on behalf of the Electing Employees and (d) stop-loss reimbursement received by MedCath Party relating to claims paid in respect of the Electing Employees exceeds the aggregate amount of benefits paid by MedCath Party through and including the month of May 2011 for claims incurred by the Electing Employees during the COBRA Transition Period, MedCath Party shall tender an amount equal to such excess to St. David’s on or before June 30, 2011. In the event MedCath Party pays after June 30, 2011 any claims incurred by the Electing Employees during the COBRA Transition Period that are not reimbursed by stop-loss coverage, St. David’s shall pay such amount within twenty (20) days after receipt of an invoice and supporting documentation for such amount.
     (v) In the event that St. David’s disputes or questions any of MedCath Party’s amounts reflected to be due on an invoice received from MedCath Party, St. David’s shall so notify MedCath Party in writing (with particularity as to the amounts in dispute and the reasons therefor) within twenty (20) days after receiving the corresponding MedCath Party invoice. If St. David’s does not so notify MedCath Party in writing of a dispute within such twenty (20) day period, St. David’s may not thereafter dispute such invoice and shall be deemed to have agreed to and accepted such invoice. Subject to compliance with applicable law regarding the confidentiality of medical records and protected health information, MedCath Party shall, upon written notice by St. David’s, promptly grant St. David’s or its representatives access to the documentation supporting the amounts reflected on MedCath Party’s invoices and the schedule of claims paid. Within thirty (30) days after the receipt of such access, St. David’s shall notify MedCath Party of the amounts, if any, still in dispute, and the parties shall work in good faith to resolve any such disputes informally. If St. David’s does not so notify MedCath Party in writing within such thirty (30) day period, St. David’s may not thereafter dispute the invoice in question and shall be deemed to have agreed to and accepted such invoice. Any disputes that cannot be resolved within such thirty (30) day period shall be addressed pursuant to Section 13.3(b) of this Agreement.
     (vi) Payments due from St. David’s shall be made by wire transfer to MedCath Party’s bank account, as follows:

Bank Name:	Bank of America, N.A.

ABA Number:	XXXX

Account Name:	MedCath Incorporated

Account Number:	XXXX

Contact Information:	Theresa Myers Assistant Corporate Controller MedCath Incorported 10720 Sikes Place, Suite 300 Charlotte, NC 28277 Telephone: (704) 815-7633 Facsimile: (704) 815-7737 Email: theresa.myers@medcath.com
     (vii) MedCath Party shall cause the applicable claims administrators providing health and dental coverage (a) to treat the MedCath Party Continuing Employees as “paid-in-full” COBRA participants for purposes of coverage during the months of November and December and (b) not to terminate coverage after the Closing Date on any of the MedCath Party Continuing Employees who remain employed with an affiliate of St. David’s through the end of the COBRA Transition Period.
     5. Section 11.2(a)(ii). Subclause (ii) of Section 11.2(a) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
          “(ii) by St. David’s or MedCath Party at any time after December 31, 2010 (the “Drop Dead Date”), if the Closing shall not have occurred by such date; provided, that the right to terminate this Agreement under this Section 11.2(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;”

     6. Section 12.1. Section 12.1 of the Purchase Agreement is hereby amended by deleting the word “and” as it appears after the word “Liabilities,” on the ninth line of Section 12.1 and adding the following after the word “hereunder” on the last line of Section 12.1:
     “, and (v) the absence of either an assignment by the MedCath Party to St. David’s of that certain Participation Agreement between United Healthcare Insurance Company (“United”) and Heart Hospital of Austin effective June 1, 2009 (the “United Agreement”), or United’s refusal, after written notice from the MedCath Party, to terminate the United Agreement as of the Closing Date.”
     7. Section 11.14. Section 11.14 of the Purchase Agreement is hereby amended by deleting the third sentence of Section 11.14 and replacing it with the following:
     “The term of each MedCath Transition Services Agreement shall be through March 31, 2011; provided that St. David’s and its Affiliates shall have the right to terminate each such agreement without cause at any time by providing written notice to MedCath Party at least sixty (60) days in advance of the desired termination date.”
     8. Section 12.3(b). Section 12.3(b) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
          “(b) The liability of MedCath Party for indemnification (i) under Section 12.2(i) shall be limited to an amount equal to Twelve Million One Hundred Fifty Thousand Dollars ($12,150,000) provided such limitation shall not apply to a breach of a representation or warranty set forth in the last sentence of Section 5.1, in the first two sentences of Section 5.12(a) or in Section 5.13 (such representations and warranties, the “Fundamental Representations”) and (ii) under all of Section 12.2 (including any inaccuracy or breach of any of the Fundamental Representations) shall be limited to an amount equal to the Final Cash Payment. The limitations in this Section 12.3(b) shall not apply in respect of any claims relating to fraud by MedCath Party.”
     9. Section 12.5. Section 12.5 of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “12.5 Survival. The representations and warranties contained in or made pursuant to this Agreement (other than those set forth in the last sentence of Section 4.1 and other than the Fundamental Representations, each of which shall survive until the expiration of the applicable statute of limitations) shall survive the Closing until May 1, 2011 (the “Survival Period”). The parties intend to shorten the statute of limitations and agree that no claims or causes of action (other than those (A) relating to fraud by a party, (B) that are permitted by Section 12.10 or (C) relating to breaches of Section 4.1 or any Fundamental Representation) may be brought against St. David’s or MedCath Party based upon, directly or indirectly, any of the representations or warranties contained in this Agreement or any agreements contained in Article 6 or Article 7 after the expiration of Survival Period. For avoidance of doubt, (i) the covenants and agreements of MedCath Party and St. David’s herein (other than those set forth in Articles 6 or 7) and claims or causes of action for fraud or breaches of any covenants and agreements hereunder (other than those set forth in Articles 6 or 7) shall survive beyond the Survival Period until the expiration of the applicable statute of limitations and (ii) claims or causes of action for breaches of any of the Fundamental Representations shall survive beyond the Survival Period until the expiration of the applicable statute of limitations, and the parties shall be entitled to assert claims and bring causes of actions against each other in respect of any of the foregoing subsequent to the expiration of the Survival Period.
     10. Section 12.6. Section 12.6 of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “12.6 Exclusive Remedy. Except as expressly set forth in Sections 11.2(b), 12.5 and 12.10, the representations, warranties and covenants contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period or any termination of this Agreement. Except as provided in Sections 12.5 and 12.10, after the Survival Period none of St. David’s, MedCath Party or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation, warranty, or covenant. Moreover, each party’s sole and exclusive remedy for any claim by it for Indemnifiable Losses arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), shall be the remedies provided by, and subject to, this Article 12 and Sections 11.2(b), 13.3(b) and 13.3(c), except such limitation shall not apply in claims for fraud.”
     11. Article 12. Article 12 of the Purchase Agreement is hereby amended by adding the following as a new Section 12.10:
     “12.10 Termination of Indemnification Obligations; Claims After the Survival Period.
          (a) Effectively immediately upon the expiration of the Survival Period, the terms and conditions set forth in Sections 12.1 – 12.4 (inclusive) hereof, Sections 12.6 – 12.9 (inclusive) hereof and the definitions of “Basket Amount,” “Indemnifiable Losses,” “Indemnified MedCath Party Parties,” “Indemnified St. David’s Parties,” “Indemnified Party,” and “Indemnifying Party” (collectively, the “Indemnification Provisions”) shall terminate, be automatically deleted from this Agreement and be of no further force or effect, other than in respect of any unresolved indemnification claims that have been properly asserted by an Indemnified Party against an Indemnifying Party prior to the expiration of the Survival Period, in which case all of the Indemnification Provisions shall continue to be effective solely with respect to each such unresolved indemnification claim until such unresolved indemnification claim is finally resolved or settled. For avoidance of doubt, the provisions of this Section 12.10(a) shall not be operative as to the representations and warranties set forth in the last sentence of Section 4.1 or the Fundamental Representations until the expiration of the applicable statute of limitations, and the Indemnification Provisions shall continue to be effective in respect of such representations and warranties until the expiration of the applicable statute of limitations.
          (b) After the expiration of the Survival Period, either party shall be entitled to seek to recover damages and to recover damages from the other party hereto relating to or arising under this Agreement and the transactions contemplated hereby if, but only if, any of the following is applicable:
               (i) The claim is permitted under the terms of Section 12.5,
               (ii) The claim relates to or arises out of the other party’s failure to fulfill its obligations under any covenant or other agreement set forth in this Agreement which by its terms is intended to be performed after Closing,
               (iii) In the case of St. David’s, the claim relates to or arises out of MedCath Party’s failure to pay or satisfy Excluded Liabilities, and in the case of MedCath Party, St. David’s failure to pay or satisfy Assumed MedCath Party Liabilities, it being acknowledged that MedCath Party shall retain liability for the Excluded Liabilities and covenants and agrees that MedCath Party shall be solely responsible and liable therefore and, further, that St. David’s shall not assume the Excluded Liabilities or any obligation or responsibility relating thereto, or
               (iv) In the case of St. David’s, the claim relates to or arises out of MedCath Party’s failure to convey to St. David’s at Closing good and marketable title to the MedCath Party Assets subject to no Encumbrances other than Permitted Encumbrances.
          (c) Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT AND WITHOUT IMPAIRING THE LIMITATIONS SET FORTH IN SECTION 12.3(B), NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE (A) TO ANY OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS (EXCEPT IN THE CASE OF FRAUD) OR (B) FOR CLAIMS MADE UNDER THIS AGREEMENT (WHETHER PURSUANT TO CLAIMS MADE UNDER THE INDEMNIFICATION PROVISIONS AND/OR CLAIMS MADE PURSUANT TO SECTIONS 12.5 OR 12.10) IN AN AGGREGATE AMOUNT IN EXCESS OF THE FINAL CASH PAYMENT (EXCEPT IN THE CASE OF FRAUD BY SUCH PARTY).”

     12. Article 13. Article 13 of the Purchase Agreement is hereby amended by adding the following as a new Section 13.23:
     “13.23 Right to Take Action. Without waiving any rights Buyer may have under applicable law, notwithstanding anything in this Agreement to the contrary, nothing herein shall prevent or limit, and St. David’s shall not take actions to prevent or limit, (a) MedCath Party at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its partners, otherwise terminating its existence and/or taking any other action, in each case, as and to the extent permitted by applicable law, or (b) MedCath Corporation and its Affiliates (other than MedCath Party) from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders (or equity holders) at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as and to the extent permitted by the General Corporation Law of Delaware (or other applicable Law). This Section 13.23 is not intended to preclude, and shall not preclude, St. David’s from exercising any rights and pursuing any remedies it might have under this Agreement. To this end, St. David’s shall be entitled to initiate actions and proceedings and pursue claims against MedCath Party, MedCath Corporation and others in accordance with applicable law to enforce its rights and seek remedies available under this Agreement that are not satisfied by MedCath Party or MedCath Corporation. Any action or proceeding initiated or commenced by St. David’s against MedCath Party or MedCath Corporation or their Affiliates asserting a right set forth in this Agreement shall not be deemed to be an action to prevent or limit MedCath Party or MedCath Corporation or their Affiliates from being dissolved or liquidated.”
     13. Full Force and Effect. Other than as modified in accordance with the foregoing provisions, the terms of the Purchase Agreement remain in full force and effect. This Amendment shall be effective upon all parties to the Purchase Agreement upon execution by St. David’s and MedCath Party.
     14. Multiple Counterparts. This Amendment may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Amendment or a PDF copy of the signature of any party to this Amendment delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.
     15. Governing Law. The parties agree that this Amendment shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule thereof.
     16. Captions. The captions herein are for convenience of reference only and shall not be construed as a part of this Amendment.

     IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed as of the date first written above.

ST. DAVID’S:	ST. DAVID’S HEALTHCARE PARTNERSHIP, L.P., LLP

	By:	Round Rock Hospital, Inc., general partner

/s/ Jon Foster

Jon Foster Vice President

MEDCATH PARTY:	HEART HOSPITAL IV, L.P.

	By:	Hospital Management IV, Inc., its general partner

/s/ James Parker

		Name:	James A. Parker

		Title:	Treasurer

Schedule 1
Description of Stop -Loss Coverage for the COBRA Transition Period
Specific only; $175,000 deductible.
Policy period is July 1, 2010 – June 30, 2011.
Claims must be incurred and paid within the policy period.
Premiums: $29.02/single and $74.23/family (total monthly premium based on headcount).